UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant   ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ICT GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is a memorandum that was distributed to all full-time employees of ICT Group, Inc. by John J. Brennan, President and Chief Executive Officer on October 9, 2009:

Memo

To:	All ICT Group Full-Time Employees

From:	John Brennan, President and CEO

Date:	October 9, 2009

Re:	ICT Group Merger with Sykes

Further to my communication of October 6, 2009, ICT Group has entered into a merger agreement with Sykes Enterprises with a closing date for the transaction anticipated to be in late December 2009 or early 2010. As part of the merger agreement, the two parties have agreed to a number of protections for ICT employees, including, in particular, a provision requiring that for a period of 12 months after the closing date, employees whose employment is terminated without cause will be eligible for severance benefits, in accordance with the ICT U.S. severance guidelines attached to this memo. In terms of international employees, all statutory notice, consultation and severance, as required by law, will be followed.

In addition, all ICT bonus plans will pay out according to company performance and plan guidelines at the time of closing. Therefore, it is in all of our interests to stay focused and productive during this period of transition.

We understand that many of you have questions about the merger. Please direct those questions to your Human Resources representative. We will be compiling all questions and sending out a Q & A document in the near future. Finally, on behalf of the Board of Directors and senior management, I would like to thank all employees for their support, understanding and professionalism that have made ICT such a successful company. Let’s continue to work hard to ensure our business is successful in 2009, and to ensure that ICT remains a successful and profitable company!!

SEVERANCE PAY GUIDELINES

Effective Date:	January 1, 1995

Guideline:	The CEO of ICT may grant Severance pay for employees who are involuntarily terminated due to circumstances beyond the employee’s control.

Scope:	This policy applies to all regular full-time employees of ICT Group, Inc., its divisions, subsidiaries and members.

Responsibility:	A.	Severance Pay will be administered by Human Resources with the assistance of department management.

	B.	Payroll will handle the payment of any monies due the employee.

Definition/Procedure:

Severance Pay may be paid in cases of Reduction in Force (Layoff) or Administrative Release. The SUM of the amount of weeks given will be considered the severance period. The following schedule will be used in calculating severance pay using length of service and salary of the individual employee.

Service – Full months of continuous employment

<12 months	0 weeks severance
12 – 24 months	1 week
25 – 48 months	2 weeks
49 – 72 months	3 weeks
>72 months	4 weeks

Salary – Does not apply if less than twelve (12) full months of continuous employment

<$20,000	1 week
$20,001 - $44,999	2 weeks
$45,000 - $64,999	3 weeks
$65,000 and greater	4 weeks

Vice President and above regardless of salary level – Three (3) months of severance (unless the employee is covered by an Employment Agreement).

Please note that any severance payment is subject to the execution and non-revocation of a release of claims against the company.

Additional Information

In connection with the proposed merger, Sykes will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of ICT that also constitutes a prospectus of Sykes. ICT will mail the proxy statement/prospectus to its shareholders. Sykes and ICT urge investors and security holders to read the proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain copies of all documents filed with the Securities and Exchange Commission regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents free from Sykes at http://investor.sykes.com/phoenix.zhtml?c=119541&p=irol-sec, or by contacting SYKES’ Investor Relations Department at 1-813-233-7143, or by contacting MBS Value Partners at 1-212-750-5800. You may also obtain these documents, free of charge from ICT at www.ictgroup.com.

Sykes, ICT and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from ICT shareholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the ICT shareholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Sykes’ executive officers and directors in the proxy statement for Sykes’ 2009 annual meeting of shareholders, filed with the SEC on April 15, 2009. You can find information about ICT’s executive officers and directors in the proxy statement for ICT’s 2009 annual meeting of shareholders, filed with the SEC on April 29, 2009. Free copies of these documents may be obtained from Sykes and ICT as described above.